Exhibit 99.1

Callon Petroleum Company Announces Midland Basin Acquisitions and Establishment of a New Core Operating Area

Natchez, MS (April 19, 2016)—Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced it has entered into definitive agreements with three private entities to acquire certain assets operated by Big Star Oil and Gas, LLC (“Big Star”) for total consideration of $220 million in cash and approximately 9.3 million shares of Callon common stock, subject to customary purchase price adjustments. In addition, Callon has signed definitive agreements that increase its exposure to an existing core operating area in a separate transaction.

Key attributes of the Big Star transaction include:

•	Approximately 17,298 gross (14,089 net) surface acres, primarily located in Howard County, Texas, with additional acreage in Martin, Borden and Dawson counties, Texas;

•	178 gross (165 net) identified horizontal drilling locations targeting the Wolfcamp A, Lower Spraberry and Wolfcamp B zones which are currently producing on the Big Star acreage and directly offsetting fields, using an initial assumption of horizontal development with six to eight wells per section;

•	Largely contiguous lease positions allowing for average lateral lengths of over 8,300 feet;

•	Five currently producing horizontal wells, including three Wolfcamp A and two Lower Spraberry horizontal wells with average 30-day peak production rates of 1,165 barrels of oil equivalent per day (“Boe/d”);

•	124 gross (112 net) additional potential horizontal drilling locations targeting the Wolfcamp D (Cline) and Middle Spraberry zones which are producing from surrounding fields in Howard County;

•	Estimated net daily production of 1,931 Boe/d (82% oil) for the first quarter of 2016; and

•	Approximately 4.1 million Boe (71% oil) of net proved developed producing reserves as of January 1, 2016, based on our evaluation and interpretation of reserve and production information provided by the sellers, as well as our analysis of available geologic and other data. We cannot assure you that this estimate is accurate. Our estimate of proved reserves has not been reviewed by our independent reserve engineers, and we may revise our estimates following ownership and operation of these properties.

Upon closing of the Big Star transaction, Callon will assume operatorship of over 80% of the acquired acreage and own an estimated 81% average working interest (61% average net revenue interest).

Separately, on April 15, 2016, Callon entered into definitive purchase and sale and joint development agreements for the following transactions (collectively, the “AMI Transaction”) comprising total net cash consideration of $33 million, subject to customary purchase price adjustments. Key elements of the AMI Transaction include:

•	Formation of an area of mutual interest with TRP Energy, LLC (“TRP”) in western Reagan County, Texas, through the joint acquisition from a private party of 4,745 net acres (with a 55% share to Callon) north of the Garrison Draw field; and

•	Callon’s simultaneous sale of a 27.5% interest in the Garrison Draw field to TRP.

Upon closing of the AMI Transaction, our acreage position in western Reagan County will be increased by 1,759 net acres. Assuming the AMI Transaction was complete on January 1, 2016, the AMI Transaction would have contributed net daily production of approximately 953 Boe/d for the first quarter of 2016 primarily from existing horizontal wells targeting the Wolfcamp A and both the upper and lower benches of the Wolfcamp B.

On a pro forma basis assuming the closing of the pending Big Star and AMI transactions, Callon’s operational base will include over 30,000 net surface acres in core areas of the Midland Basin that have been de-risked for multi-zone horizontal development within a total Midland Basin net acreage position of approximately 34,000. Estimated pro forma net production for the first quarter of 2016 (assuming the closing of the pending transactions on January 1, 2016) would have been approximately 15,300 Boe/d, including production of approximately 12,400 Boe/d (79% oil) from Callon’s existing operations.

“These acquisitions are a significant step forward in Callon’s continued evolution as a leading operator in the Permian Basin. Our team has proven its ability to consistently deliver capital efficient growth, and we are excited to leverage our capabilities across an expanded footprint in the coming years, including a new core operating area in Howard County. While we expect any near-term increase in operational activity following the acquisitions to be limited in 2016, we anticipate the horizontal development of the Big Star properties to be an important part of an expanded 2017 operational program incorporating a total of two to three horizontal drilling rigs,” stated Fred Callon, Chairman and CEO. “Callon has found success in pursuing privately-negotiated transactions in the Midland Basin in recent years and these acquisitions are yet another example. Importantly, the transactions not only deliver high-quality, de-risked asset bases that compete favorably for capital in our combined portfolio, but also present the opportunity to add to our management team with Mr. Bradley Cross, a founding partner of Big Star, who has been offered a senior role in operations with Callon.”

The pending Big Star and AMI transactions are expected to close in the second quarter of 2016, subject to the completion of customary due diligence and closing conditions. Neither transaction is contingent on the other. Callon intends to finance the cash purchase price of these acquisitions with cash on hand, borrowings under its revolving credit facility, which was reaffirmed in early April with a borrowing base of $300 million, including related commitments of $300 million, and the proceeds of capital markets transactions, depending on prevailing market conditions.

Jefferies LLC acted as financial advisor to Callon in connection with the pending Big Star transaction. Scotia Waterous acted as financial advisor to Big Star.

Full-Year 2016 Guidance Update

Callon estimates that production from the transactions (following the respective closing dates) will contribute approximately 2,500 – 3,000 Boe/d to full-year 2016 estimates, raising annual production guidance from a previous range of 11,500 – 12,000 Boe/d to 14,000 – 15,000 Boe/d. This increased estimate includes a production contribution from three drilled, uncompleted wells on the properties to be acquired in the pending transactions (one in Howard County and two in Reagan County) that are anticipated to be brought on-line in the second half 2016, in addition to currently producing wells on the acquired properties. Given the increased expenditures related to these incremental completions and infrastructure investment for future development of the acquired properties, the Company now expects operational capital expenditures (including facilities) of $95 – $105 million in 2016.

	Previous	Updated
	2016	2016
Total production (Boe/d)	11,500 - 12,000	14,000 - 15,000
% oil	77% - 79%	76% - 80%
Expenses (per Boe)
LOE, including workovers	$6.75 - $7.25	$6.75 - $7.25
Production taxes, including ad valorem	$2.00 - $2.50	$2.00 - $2.50
Adjusted G&A (a)	$3.80 - $4.20	$3.30 - $3.80
Adjusted G&A—cash component (b)	$3.30 - $3.70	$2.90 - $3.40
Operational capital expenditures
Accrual basis ($MM)	$75 - $80	$95 - $105

(a)	Excludes certain non-recurring expenses and non-cash valuation adjustments. See the reconciliation provided within the Non-GAAP financial measures and reconciliations section of this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.
(b)	Excludes stock-based compensation and corporate depreciation and amortization.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

About TRP Energy

TRP is a Houston-based oil and gas company focused on identifying, acquiring and developing non-operated working interest positions across the United States. TRP is backed by Trilantic Capital Management L.P. (“Trilantic North America”), a private equity firm focused on control and significant minority investments in North America. To date, Trilantic North America’s energy team has committed approximately $3.1 billion in capital across 22 platform energy investments.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding the consummation of the pending acquisition and completion of related financings, reserve quantities, estimates of future drilling locations, the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the Company’s ability to realize the anticipated benefits of the pending acquisition, the forfeiture of our deposit under the acquisition agreement, the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News” link on the top of the homepage.

For further information contact:

Joe Gatto

Chief Financial Officer, Senior Vice President and Treasurer

1-800-451-1294